EXHIBIT 3.1



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         ADVANCED TISSUE SCIENCES, INC.
               (UNDER SECTION 245 OF THE GENERAL CORPORATION LAW)

     The undersigned, being the Chairman of the Board of Directors and Chief Executive Officer, and the Secretary, respectively, of Advanced Tissue Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby amend, restate and certify as follows:

     1. The name of the Corporation is Advanced Tissue Sciences, Inc. pursuant to the Certificate of Ownership and Merger merging Advanced Tissue Sciences, Inc. into Marrow-Tech Incorporated filed in the Office of the Secretary of State of Delaware on December 19, 1991.

     2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 17, 1987.

     3. This Amended and Restated Certificate of Incorporation of the Corporation was duly authorized by the Board of Directors of the Corporation and by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon, in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

     4. The text of the existing Certificate of Incorporation of the Corporation, as heretofore amended is amended and restated to read in its entirety as follows:

        FIRST:    The name of the Corporation is Advanced Tissue Sciences, Inc.

        SECOND:   The address of the Corporation's registered office in Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


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        FOURTH:   I.  The Corporation is authorized to issue two classes of
stock to be designated, respectively, "Common Stock" and "Preferred Stock."
The total number of shares which the Corporation is authorized to issue is One-Hundred Twenty-Six Million (126,000,000) shares. One-Hundred Twenty-Five Million (125,000,000) shares shall be Common Stock, par value $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share.

                 II. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for, from time to time, in one or more series of any number, the issuance of shares of Preferred Stock, and, by filing a certificate pursuant to the Corporation law of the State of Delaware, to establish the number of shares to be included in each such series and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of each of the following:

                      A. The number of shares constituting that series and the distinctive designation of that series;

                      B. The dividend rate on the shares of the series, whether dividends shall be cumulative and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

                      C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                      D. Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments of the conversion or exchange rate in such events as the Board of Directors shall determine;

                      E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all such shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                      F. Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series and, if so, the terms and amount of such sinking fund;


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                      G.  The right of the shares of that series to the benefit
of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock
(including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation;

                      H. The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and whether such rights shall be in preference to or in another relation to the comparable rights of any other class or classes or series of stock; and

                      I. Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

                    III. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of Preferred Stock, to share, to the exclusion of the holders of Preferred Stock of any and all series, in all remaining assets of the Corporation available for distribution to its stockholders ratably according to the number of shares of Common Stock held by them.

                     IV. Except as provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issuance of any series of preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

                      V. The number of authorized shares of any class may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.


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        FIFTH: Meetings of stockholders may be held at such places, within or without the State of Delaware, as may be fixed by the Board pursuant to the authority granted in the by-laws. Special meetings of stockholders may be called by the President or by the Board of Directors only. Elections of directors need not be by ballot unless the by-laws of the Corporation shall provide otherwise or a stockholder demands election by ballot at the election and before the voting begins. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

        SIXTH: The number of directors which shall constitute the entire Board of Directors of the Corporation shall be not less than three, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution duly adopted by a majority of the entire Board. A director shall hold office for a period of one year or until his or her successor is elected and qualified. In case of any increase in the number of directors or any vacancy, the additional directorships or vacancies may be filled by a majority of the directors then in office, though less than a quorum, and any director so elected shall hold office until the next annual meeting of stockholders, and until his or her successor shall have been elected and qualified. Any or all of the directors may be removed only for cause by the stockholders or by the Board of Directors.

        SEVENTH: No directors of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article SEVENTH shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit; nor shall this Article SEVENTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article SEVENTH becomes effective.

        EIGHTH: The Corporation may lend money to, or guarantee an obligation of, or otherwise assist, any directors, officer or other employee of the Corporation when authorized by a majority of the Board, subject to Section 143 of the Delaware General Corporation Law.

        NINTH: The Corporation shall, to the full extent permitted by law, indemnify all persons whom it may indemnify pursuant thereto.


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     IN WITNESS WHEREOF, the undersigned being duly elected officers of the
Corporation, have executed this Amended and Restated Certificate of Incorporation and acknowledged the statements herein contained on the 16th day of February, 1999.

                                             ADVANCED TISSUE SCIENCES, INC.


                                              /s/ Arthur J. Benvenuto
                                             __________________________________
                                             Arthur J. Benvenuto
                                             Chairman of the Board of Directors
                                             Chief Executive Officer

ATTEST:


 /s/ Richard A. Fink
_________________________________
Richard A. Fink
Secretary